Exhibit 99.1

Draper Oakwood Technology Acquisition, Inc. Confirms Receipt of Sponsor Funds To

Extend Period to Consummate Acquisition

New York, New York, September 19, 2018 — Draper Oakwood Technology Acquisition, Inc. (the “Company” or “Draper Oakwood”) (NASDAQ: “DOTA,” “DOTAU,” “DOTAR” and “DOTAW”) today announced that the Company’s sponsor (the “Sponsor”) has deposited into the Company’s trust account (the “Trust Account”) $575,000, representing $0.10 per public share. As a result, the period of time the Company has to consummate a business combination has been extended by three months to December 19, 2018.

The Sponsor will have the option, but no obligation, to extend such term one additional time by an additional three months, to March 19, 2019, by depositing an additional $575,000 into the Company’s trust account, representing $0.10 per public share, in connection with such additional extension.

About Draper Oakwood

Draper Oakwood is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination. On September 4, 2018, Draper Oakwood announced it had entered into a definitive agreement to combine with Reebonz Limited, an online marketplace and platform for buying and selling new and preowned luxury products in the Asia Pacific region. For further information about such transaction, please refer to Draper Oakwood’s SEC filings.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including the funding of the Trust Account to further extend the period of time for the Company to consummate an initial business combination, if needed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Draper Oakwood Technology Acquisition, Inc.

Aamer A. Sarfraz
aamer@draperoakwood.com
713-213-7061